Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-210326) and related Prospectus of TearLab Corp. for the registration of its Class A and B Units and shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2015, with respect to the consolidated financial statements and schedule of TearLab Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, CA

April 19, 2016